EXHIBIT 11



                           SBI COMMUNICATIONS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          FOR THE THREE MONTHS ENDED
                            MARCH 31, 1998 AND 1999

                                           Three Months     Three Months
                                              Ended            Ended
                                          March 31, 1998    March 31, 1999
                                          --------------   --------------
Shares outstanding:                           5,570,439        5,570,439
Weighted average shares outstanding           5,570,439        5,570,439
Net loss                                   $   (169,407)    $   (186,279)
Preferred Dividend                                --               --
                                           --------------   --------------
Total                                          (169,407)        (186,279)
Net loss per share                         $      (0.03)   $       (0.03)